NORTHROP GRUMMAN CORPORATION

EXHIBIT 99.3

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

Statements in this Form 10-K and the information we are incorporating by reference, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “anticipate,” “trends” and similar expressions generally identify these forward-looking statements. Forward-looking statements are based upon assumptions, expectations, plans and projections that are believed valid when made. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, those identified under Risk Factors in Part I, Item 1A and other important factors disclosed in this report and from time to time in our other filings with the SEC.

You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. These forward-looking statements speak only as of the date of this report or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

Business
We provide technologically advanced, innovative products, services, and integrated solutions in aerospace, electronics, and information and services to our global customers. We participate in many high-priority defense and commercial technology programs in the United States (U.S.) and abroad as a prime contractor, principal subcontractor, partner, or preferred supplier. We conduct most of our business with the U.S. Government, principally the Department of Defense (DoD). We also conduct business with local, state, and foreign governments and domestic and international commercial customers.

Notable Events
Certain notable events or activities affecting our 2010 consolidated financial results included the following:

Significant financial events for the year ended December 31, 2010

■	Recorded $229 million pre-tax charge related to the redemption of outstanding debt

■	Recognized net tax benefits of $298 million in connection with Internal Revenue Service (IRS) settlement on our tax returns for years 2004 through 2006.

■	Contributed voluntary pension funding amounts totaling $728 million.

■	Issued $1.5 billion of unsecured senior debt obligations.

■	Paid $919 million to repurchase outstanding debt securities (including $229 million in premiums paid).

■	Repurchased 19.7 million common shares for $1.2 billion.

■	Increased quarterly stock dividend from $0.43 per share to $0.47 per share.

Other notable events for the year ended December 31, 2010

■	Announced our decision to explore strategic alternatives for our Shipbuilding business (Shipbuilding). Effective March 31, 2011, we completed the spin-off to our shareholders of HII, which was formed to operate the business that was previously Shipbuilding.

■	Reached agreement with the Commonwealth of Virginia related to the Virginia IT outsourcing contract (VITA).

■	Authorized new share repurchases of up to $2.0 billion.

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Outlook
Beginning with the credit crisis of 2008 through the present, the United States and global economies have experienced a period of substantial economic uncertainty and turmoil, and the related financial markets have been characterized by significant volatility. While the financial markets have begun to stabilize and improve in 2009 and 2010, the U.S. and global economies continue to struggle as a result of high levels of national debt and historic levels of borrowing to support stimulus and financial support spending.

Current levels of deficit spending are at high levels and likely are unsustainable for the U.S. and several of its allies and we expect that U.S. and allied government defense spending may come under increasing pressure as governments search for ways to reduce deficits and national debts. Defense Secretary Gates recently proposed a baseline fiscal 2012 defense budget of $553 billion, which is $6 billion higher than the fiscal 2011 budget request, but $13 billion less than previously planned. Under this budget proposal, the overall defense budget will decline by $78 billion over a five year period beginning in fiscal 2012 from the previous plan, and will include program cancellations and restructurings, including reducing the number of F-35 joint strike fighters from 449 to 325 jets over that period. Northrop Grumman is one of the largest subcontractors on the F-35 program, and if approved by Congress, the reduction would impact our revenues.

Secretary Gates also outlined future opportunities for which we could compete, including a next generation nuclear capable long-range bomber, additional F/A-18 E/F aircraft to offset the reduction in the F-35 aircraft, as well as numerous opportunities to apply our unmanned airborne technologies and capabilities and our broad sensor technologies to new products and to upgrade several existing platforms.

While the real rate of growth in the top line defense budget may be slowing for the first time since 9/11, the U.S. Government’s budgetary process continues to give us good visibility regarding future spending and the threat areas that it is addressing. We believe that our current contracts, and our strong backlog of previously awarded contracts align well with our customer’s future needs, and this provides us with good insight regarding future cash flows from our businesses. Nonetheless, we recognize that no business is immune to the current economic situation and new policy initiatives could adversely affect future defense spending levels, which could lower our expected future revenues. Certain programs in which we participate may be subject to potential reductions due to this slower rate of growth in the U.S. defense budget and the utilization of funds to support the ongoing conflicts in Iraq and Afghanistan.

Liquidity Trends – In light of the ongoing economic situation, we have evaluated our future liquidity needs, both from a short-term and long-term perspective. We expect that cash on hand at the beginning of the year plus cash generated from operations and cash available under credit lines will be sufficient in 2011 to service debt, finance capital expansion projects, pay federal, foreign, and state income taxes, fund pension and other post-retirement benefit plans, and continue paying dividends to shareholders. We have a committed $2 billion revolving credit facility, with a maturity date of August 10, 2012, that can be accessed on a same-day basis.

We believe we can obtain additional capital to provide for long-term liquidity, if necessary, from such sources as the public or private capital markets, the sale of assets, sale and leaseback of operating assets, and leasing rather than purchasing new assets. We have an effective shelf registration statement on file with the SEC. See Liquidity and Capital Resources below for further discussions about our financing activities.

Industry Factors
We are subject to the unique characteristics of the U.S. defense industry as a monopsony, whereby demand for our products and services comes primarily from one customer, and by certain elements peculiar to our own business mix.

Recent Developments in U.S. Cost Accounting Standards (CAS) Pension Recovery Rules – On May 10, 2010, the CAS Board published a Notice of Proposed Rulemaking (NPRM) that if adopted would provide a framework to partially harmonize the CAS rules with the Pension Protection Act of 2006 (PPA) funding requirements. The NPRM would “harmonize” by mitigating the mismatch between CAS costs and PPA-amended Employee

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Retirement Income Security Act (ERISA) minimum funding requirements. Until the final rule is published, and to the extent that the final rule does not completely eliminate mismatches between ERISA funding requirements and CAS pension costs, government contractors maintaining defined benefit pension plans will continue to experience a timing mismatch between required contributions and pension expenses recoverable under CAS. The final rule is expected to be issued in 2011 and to apply to contracts starting the year following the award of the first CAS covered contract after the effective date of the new rule. This would mean the rule would apply to our contracts in 2012. We anticipate that contractors will be entitled to an equitable adjustment for any additional CAS contract costs resulting from the final rule.

Economic Opportunities, Challenges, and Risks
The United States continues to face a complex and rapidly changing national security environment, while simultaneously addressing domestic economic challenges such as unemployment, federal budget deficits and the growing national debt. The U.S. Government’s investment in capabilities that respond to constantly evolving threats is increasingly being balanced against the need to address domestic economic challenges. We believe that the U.S. Government will continue to place a high priority on defense spending and national security, as well as economic challenges, and will continue to invest in sophisticated systems providing long-range surveillance and intelligence, battle management, precision strike, and strategic agility.

The U.S. Government faces the additional challenge of recapitalizing equipment and rebuilding readiness while also pursuing modernization and reducing overhead and inefficiency. The DoD has announced several initiatives to improve efficiency, refocus priorities and enhance DoD business practices including those used to procure goods and services from defense contractors.

The DoD initiatives are organized into five major areas: affordability and cost growth; productivity and innovation; competition; services acquisition; and processes and bureaucracy. Initial plans resulting from these initiatives were announced in early 2010 and the defense department expects that these initiatives will generate $100 billion in savings. On January 6, 2011, Secretary Gates provided initial details on fiscal year 2012 defense budget and programmatic plans and elaborated on the allocation of the $100 billion in expected savings from efficiency initiatives. The Secretary described plans to allocate $28 billion for increased operating costs and $70 billion for investment in high priority capabilities. In addition to the efficiency savings, the DoD plans to reduce defense spending from its prior plans by $78 billion over the next five fiscal years.

At the date of this Form 10-K, the fiscal year 2012 defense budget has not been submitted by the President and Congress had not yet passed a baseline fiscal year 2011 defense budget or any of the appropriations funding bills relating to our customer base. As a result, the U.S. Government is currently operating under a Continuing Resolution (CR) that funds programs and services at fiscal year 2010 levels. The CR is set to expire on March 4, 2011, after which Congress will either pass a new appropriations bill or extend a CR. The latter case would likely fund programs at fiscal year 2010 levels and would affect the profitability of some of our programs and potentially delay new awards. We anticipate continued spirited debate over defense spending in 2011 as part of a larger dialog around the federal deficit and potential cuts in government spending. Budget decisions made in this environment could have long-term consequences for our company and the entire defense industry.

Although reductions to certain programs in which we participate or for which we expect to compete are always possible, we believe that spending on recapitalization, modernization and maintenance of defense and homeland security assets will continue to be a national priority. Future defense spending is expected to include the development and procurement of new manned and unmanned military platforms and systems along with advanced electronics and software to enhance the capabilities of individual systems and provide for the real-time integration of individual surveillance, information management, strike, and battle management platforms. Given the current era of irregular warfare, we expect an increase in investment in persistent awareness with intelligence, surveillance and reconnaissance (ISR) systems, cyber warfare, and expansion of information available for the warfighter to make timely decisions. Other significant new competitive opportunities include long range strike, directed energy applications, missile defense, satellite communications systems, restricted programs, cybersecurity,

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technical services and information technology contracts, and numerous international and homeland security programs.

Prime contracts with various agencies of the U.S. Government and subcontracts with other prime contractors are subject to numerous procurement and other regulations, including the False Claims Act and the International Traffic in Arms Regulations promulgated under the Arms Export Control Act. Noncompliance found by any one agency could result in fines, penalties, debarment, or suspension from receiving contracts with all U.S. Government agencies. We could experience material adverse effects on our business operations if we or a portion of our business were suspended or debarred.

We could be affected by future laws or regulations, including those enacted in response to climate change concerns and other actions known as “green initiatives.” We recently established a goal of reducing our greenhouse gas emissions over a five-year period through December 31, 2014. To comply with existing green initiatives and our greenhouse gas emissions goal, we expect to incur capital and operating costs, but at this time we do not expect that such costs will have a material adverse effect upon our financial position, results of operations or cash flows.

See Risk Factors located in Part I, Item 1A for a more complete description of risks faced by us and the defense industry.

BUSINESS ACQUISITIONS

2009 – We acquired Sonoma Photonics, Inc., as well as assets from Swift Engineering’s Killer Bee Unmanned Air Systems product line in April 2009 for an aggregate amount of approximately $33 million. The operating results from the date of acquisition are reported in the Aerospace Systems segment from the date of acquisition.

2008 – We acquired 3001 International, Inc. (3001 Inc.) in October 2008 for approximately $92 million in cash. 3001 Inc. provides geospatial data production and analysis, including airborne imaging, surveying, mapping and geographic information systems for U.S. and international government intelligence, defense and civilian customers. The operating results of 3001 Inc. are reported in the Information Systems segment from the date of acquisition.

BUSINESS DISPOSITIONS

2009 – We sold our Advisory Services Division (ASD) in December 2009, for $1.65 billion in cash to an investor group led by General Atlantic, LLC and affiliates of Kohlberg Kravis Roberts & Co. L.P., and recognized a gain of $15 million, net of taxes. ASD was a business unit comprised of the assets and liabilities of TASC, Inc., its wholly owned subsidiary TASC Services Corporation, and certain contracts carved out from other businesses also in Information Systems that provide systems engineering technical assistance (SETA) and other analysis and advisory services. Sales for ASD in the years ended December 31, 2009, and 2008, were approximately $1.5 billion, and $1.6 billion, respectively. The assets, liabilities and operating results of this business unit are reported as discontinued operations in the consolidated financial statements for all periods presented.

2008 – We sold our Electro-Optical Systems (EOS) business in April 2008 for $175 million in cash to L-3 Communications Corporation and recognized a gain of $19 million, net of taxes. EOS, formerly a part of the Electronic Systems segment, produces night vision and applied optics products. Sales for this business through April 2008 were approximately $53 million. The assets, liabilities and operating results of this business are reported as discontinued operations in the consolidated financial statements for all periods presented.

Subsequent Event – As previously discussed in Part I, Item 1, we completed the spin-off to our shareholders of HII effective March 31, 2011. HII was formed to operate the business that was previously our Shipbuilding segment prior to the spin-off. We made a pro rata distribution to our shareholders of one share of HII common stock for every six shares of our common stock held on the record date of March 30, 2011, or 48.8 million shares of HII common stock. There was no gain or loss recognized by us as a result of the spin-off transaction. In connection

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with the spin-off, HII issued senior notes and entered into a credit facility with third-party lenders, and HII used a portion of the proceeds of the debt and credit facility to fund a $1,429 million cash contribution to us.

Prior to the completion of the spin-off, we and HII entered into a Separation and Distribution Agreement dated March 29, 2011 and several other agreements that will govern the post-separation relationship. These agreements generally provide that each party will be responsible for its respective assets, liabilities and obligations following the spin-off, including employee benefits, intellectual property, information technology, insurance and tax-related assets and liabilities. The agreements also describe our future commitments to provide HII with certain transition services for up to one year and the costs incurred for such services that will be reimbursed by HII.

In connection with the spin-off, we incurred $28 million and $4 million of non-deductible transaction costs for the years ended December 31, 2010 and 2009, respectively, which have been included in discontinued operations.

Discontinued Operations – Earnings for the businesses classified within discontinued operations (primarily the Shipbuilding business and ASD) were as follows:

	Year Ended December 31
$ in millions	2010	2009	2008
Sales and service revenues	$6,711	$7,740	$7,761

Earnings (loss) from discontinued operations	229	345	(2,216)
Income tax expense	(95)	(111)	(90)

Earnings (loss), net of tax	$134	$234	$(2,306)
Gain on divestitures	10	446	66
Income tax benefit (expense)	5	(428)	(40)

Gain from discontinued operations, net of tax	$15	$18	$26

Earnings (loss) from discontinued operations, net of tax	$149	$252	$(2,280)

The loss in 2008 included a Shipbuilding non-cash goodwill impairment charge of $2,490 million due to adverse equity market conditions that caused a decrease in market multiples and our stock price. Tax rates on discontinued operations vary from the company’s effective tax rate generally due to the non-deductibility of goodwill for tax purposes and the effects, if any, of capital loss carryforwards.

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The major classes of assets and liabilities included in discontinued operations for the Shipbuilding business are presented in the following table:

	December 31,	December 31,
$ in millions	2010	2009
Assets
Current assets	$1,315	$1,162
Property, plant, and equipment, net	1,997	1,977
Goodwill	1,141	1,141
Other assets	759	755

Total assets of discontinued operations	$5,212	$5,035

Liabilities
Trade accounts payable	$274	$312
Other current liabilities	955	868

Current liabilities	1,229	1,180
Long-term liabilities	1,563	1,642

Total liabilities of discontinued operations	$2,792	$2,822

CONTRACTS

We generate the majority of our business from long-term government contracts for development, production, and support activities. Government contracts typically include the following cost elements: direct material, labor and subcontracting costs, and certain indirect costs including allowable general and administrative costs. Unless otherwise specified in a contract, costs billed to contracts with the U.S. Government are determined under the requirements of the Federal Acquisition Regulation (FAR) and CAS regulations as allowable and allocable costs. Examples of costs incurred by us and not billed to the U.S. Government in accordance with the requirements of the FAR and CAS regulations include, but are not limited to, certain legal costs, lobbying costs, charitable donations, interest expense and advertising costs.

Our long-term contracts typically fall into one of two broad categories:

Flexibly Priced Contracts – Includes both cost-type and fixed-price incentive contracts. Cost-type contracts provide for reimbursement of the contractor’s allowable costs incurred plus a fee that represents profit. Cost-type contracts generally require that the contractor use its best efforts to accomplish the scope of the work within some specified time and some stated dollar limitation. Fixed-price incentive contracts also provide for reimbursement of the contractor’s allowable costs, but are subject to a cost-share limit which affects profitability. Fixed-price incentive contracts effectively become firm fixed-price contracts once the cost-share limit is reached.

Firm Fixed-Price Contracts – A firm fixed-price contract is a contract in which the specified scope of work is agreed to for a price that is a pre-determined, negotiated amount and not generally subject to adjustment regardless of costs incurred by the contractor. Time-and-materials contracts are considered firm fixed-price contracts as they specify a fixed hourly rate for each labor hour charged.

The following table summarizes 2010 revenue recognized by contract type and customer:

	U.S.	Other		Percent
($ in millions)	Government	Customers	Total	of Total
Flexibly priced	$16,451	$198	$16,649	59%
Firm fixed-price	9,056	2,438	11,494	41%

Total	$25,507	$2,636	$28,143	100%

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Contract Fees – Negotiated contract fee structures, for both flexibly priced and fixed-price contracts include, but are not limited to: fixed-fee amounts, cost sharing arrangements to reward or penalize for either under or over cost target performance, positive award fees, and negative penalty arrangements. Profit margins may vary materially depending on the negotiated contract fee arrangements, percentage-of-completion of the contract, the achievement of performance objectives, and the stage of performance at which the right to receive fees, particularly under incentive and award fee contracts, is finally determined.

Award Fees – Certain contracts contain provisions consisting of award fees based on performance criteria such as cost, schedule, quality, and technical performance. Award fees are determined and earned based on an evaluation by the customer of the company’s performance against such negotiated criteria. Fees that can be reasonably assured and reasonably estimated are recorded over the performance period of the contract. Award fee contracts are used in certain of our operating segments. Examples of significant long-term contracts with substantial negotiated award fee amounts are the Broad Area Maritime Surveillance (BAMS) Unmanned Aircraft System and the majority of satellite contracts.

Compliance and Monitoring – We monitor our policies and procedures with respect to our contracts on a regular basis to ensure consistent application under similar terms and conditions as well as compliance with all applicable government regulations. In addition, costs incurred and allocated to contracts with the U.S. Government are routinely audited by the Defense Contract Audit Agency.

CRITICAL ACCOUNTING POLICIES, ESTIMATES, AND JUDGMENTS

Revenue Recognition
Overview – We derive the majority of our business from long-term contracts for the production of goods and services provided to the federal government, which are accounted for in conformity with accounting principles generally accepted in the United States of America (GAAP) for construction-type and production-type contracts and federal government contractors. We classify contract revenues as product sales or service revenues depending on the predominant attributes of the relevant underlying contract. We also enter into contracts that are not associated with the federal government, such as contracts to provide certain services to non-federal government customers. We account for those contracts in accordance with the relevant GAAP revenue recognition principles.

We consider the nature of these contracts and the types of products and services provided when determining the proper accounting method for a particular contract.

Percentage-of-Completion Accounting – We generally recognize revenues from our long-term contracts under the cost-to-cost or the units-of-delivery measures of the percentage-of-completion method of accounting. The percentage-of-completion method recognizes income as work on a contract progresses. For most contracts, sales are calculated based on the percentage of total costs incurred in relation to total estimated costs at completion of the contract. The units-of-delivery measure is a modification of the percentage-of-completion method, which recognizes revenues as deliveries are made to the customer generally using unit sales values in accordance with the contract terms. We estimate profit as the difference between total estimated revenue and total estimated cost of a contract and recognize that profit over the life of the contract based on deliveries.

The use of the percentage-of-completion method depends on our ability to make reasonably dependable cost estimates for the design, manufacture, and delivery of our products and services. Such costs are typically incurred over a period of several years, and estimation of these costs requires the use of judgment. We record sales under cost-type contracts as costs are incurred.

Many contracts contain positive and negative profit incentives based upon performance relative to predetermined targets that may occur during or subsequent to delivery of the product. These incentives take the form of potential additional fees to be earned or penalties to be incurred. Incentives and award fees that can be reasonably assured and reasonably estimated are recorded over the performance period of the contract. Incentives and award fees that are not reasonably assured or cannot be reasonably estimated are recorded when awarded or at such time as a reasonable estimate can be made.

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Other changes in estimates of contract sales, costs, and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimate had been the original estimate. A significant change in an estimate on one or more contracts could have a material effect on our consolidated financial position or results of operations.

Certain Service Contracts – We generally recognize revenue under contracts to provide services to non-federal government customers when services are performed. Service contracts include operations and maintenance contracts, and outsourcing-type arrangements, primarily in Technical Services and Information Systems. We generally recognize revenue under such contracts on a straight-line basis over the period of contract performance, unless evidence suggests that the revenue is earned or the obligations are fulfilled in a different pattern. Costs incurred under these service contracts are expensed as incurred, except that direct and incremental set-up costs are capitalized and amortized over the life of the agreement. Operating profit related to such service contracts may fluctuate from period to period, particularly in the earlier phases of the contract.

Contracts that include more than one type of product or service are accounted for under the relevant GAAP guidance for revenue arrangements with multiple-elements. Accordingly, for applicable arrangements, revenue recognition includes the proper identification of separate units of accounting and the allocation of revenue across all elements based on relative fair values.

Cost Estimation – The cost estimation process requires significant judgment and is based upon the professional knowledge and experience of our engineers, program managers, and financial professionals. Factors that are considered in estimating the work to be completed and ultimate contract recovery include the availability, productivity and cost of labor, the nature and complexity of the work to be performed, the effect of change orders, the availability of materials, the effect of any delays in performance, the availability and timing of funding from the customer, and the recoverability of any claims included in the estimates to complete. A significant change in an estimate on one or more contracts could have a material effect on our consolidated financial position or results of operations. We update our contract cost estimates at least annually and more frequently as determined by events or circumstances. We generally review and reassess our cost and revenue estimates for each significant contract on a quarterly basis.

We record a provision for the entire loss on the contract in the period the loss is determined when estimates of total costs to be incurred on a contract exceed estimates of total revenue to be earned. We offset loss provisions first against costs that are included in unbilled accounts receivable or inventoried assets, with any remaining amount reflected in liabilities.

Purchase Accounting and Goodwill
Overview – We allocate the purchase price of an acquired business to the underlying tangible and intangible assets acquired and liabilities assumed based upon their respective fair market values, with the excess recorded as goodwill. Such fair market value assessments require judgments and estimates that can be affected by contract performance and other factors over time, which may cause final amounts to differ materially from original estimates. Adjustments to the fair value of purchased assets and liabilities after the measurement period are recognized in net earnings.

Acquisition Accruals – We establish certain accruals in connection with indemnities and other contingencies from our acquisitions and divestitures. We have recorded these accruals and subsequent adjustments during the purchase price allocation period for acquisitions and as events occur for divestitures. The accruals were determined based upon the terms of the purchase or sales agreements and, in most cases, involve a significant degree of judgment. We recorded these accruals in accordance with our interpretation of the terms of the purchase or sale agreements, known facts, and an estimation of probable future events based on our experience.

Tests for Impairment – We perform impairment tests for goodwill as of November 30th of each year, or when evidence of potential impairment exists. We record a charge to operations when we determine that an

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impairment has occurred. In order to test for potential impairment, we use a discounted cash flow analysis, corroborated by comparative market multiples where appropriate.

The principal factors used in the discounted cash flow analysis requiring judgment are the projected results of operations, weighted average cost of capital (WACC), and terminal value assumptions. The WACC takes into account the relative weights of each component of our consolidated capital structure (equity and debt) and represents the expected cost of new capital adjusted as appropriate to consider lower risk profiles associated with longer-term contracts and barriers to market entry. The terminal value assumptions are applied to the final year of the discounted cash flow model.

The results of our annual goodwill impairment test as of November 30, 2010, indicated that the estimated fair value of all reporting units were substantially in excess of their carrying values.

Due to the many variables inherent in the estimation of a business’s fair value and the relative size of our recorded goodwill, differences in assumptions may have a material effect on the results of our impairment analysis.

Litigation, Commitments, and Contingencies
Overview – We are subject to a range of claims, lawsuits, environmental and income tax matters, and administrative proceedings that arise in the ordinary course of business. Estimating liabilities and costs associated with these matters requires judgment and assessment based upon professional knowledge and experience of management and our internal and external legal counsel. In accordance with our practices relating to accounting for contingencies, we record amounts as charges to earnings after taking into consideration the facts and circumstances of each matter known to us, including any settlement offers, and determine that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The ultimate resolution of any such exposure to us may vary from earlier estimates as further facts and circumstances become known. When a range of costs is possible and no amount within that range is a better estimate than another, we record the minimum amount of the range.

U.S. Government Claims – From time to time, our customers advise us of ordinary course claims and penalties concerning certain potential disallowed costs. When such findings are presented, we engage U.S. Government representatives in discussions to enable us to evaluate the merits of these claims as well as to assess the amounts being claimed. Where appropriate, provisions are made to reflect our expected exposure to the matters raised by the U.S. Government representatives and such provisions are reviewed on a quarterly basis for sufficiency based on the most recent information available.

Environmental Accruals – We are subject to the environmental laws and regulations of the jurisdictions in which we conduct operations. We record a liability for the costs of expected environmental remediation obligations when we determine that it is probable we will incur such costs, and the amount of the liability can be reasonably estimated. When a range of costs is possible and no amount within that range is a better estimate than another, we record the minimum amount of the range.

Factors which could result in changes to the assessment of probability, range of estimated costs, and environmental accruals include: modification of planned remedial actions, increase or decrease in the estimated time required to remediate, discovery of more extensive contamination than anticipated, results of efforts to involve other legally responsible parties, financial insolvency of other responsible parties, changes in laws and regulations or contractual obligations affecting remediation requirements, and improvements in remediation technology.

Litigation Accruals – Litigation accruals are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The ultimate resolution of any exposure to us may vary from earlier estimates as further facts and circumstances become known to us.

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Uncertain Tax Positions – Tax positions meeting the more-likely-than-not recognition threshold may be recognized or continue to be recognized in the financial statements. The timing and amount of accrued interest is determined by the applicable tax law associated with an underpayment of income taxes. If a tax position does not meet the minimum statutory threshold to avoid payment of penalties, we recognize an expense for the amount of the penalty in the period the tax position is claimed in our tax return. We recognize interest accrued related to unrecognized tax benefits in income tax expense. Penalties, if probable and reasonably estimable, are recognized as a component of income tax expense. See Note 10 to our consolidated financial statements in Part II, Item 8. Under existing GAAP, prior to January 1, 2009, changes in accruals associated with uncertainties arising from the resolution of pre-acquisition contingencies of acquired businesses were charged or credited to goodwill; effective January 1, 2009, such changes will be recorded to income tax expense. Adjustments to other tax accruals are generally recorded in earnings in the period they are determined.

Retirement Benefits
Overview – We annually evaluate assumptions used in determining projected benefit obligations and the fair values of plan assets for our pension plans and other post-retirement benefits plans in consultation with our outside actuaries. In the event that we determine that plan amendments or changes in the assumptions are warranted, future pension and post-retirement benefit expenses could increase or decrease.

Assumptions – The principal assumptions that have a significant effect on our consolidated financial position and results of operations are the discount rate, the expected long-term rate of return on plan assets, the health care cost trend rate and the estimated fair market value of plan assets. For certain plan assets where the fair market value is not readily determinable, such as real estate, private equity, and hedge funds, estimates of fair value are determined using the best information available.

Discount Rate – The discount rate represents the interest rate that is used to determine the present value of future cash flows currently expected to be required to settle the pension and post-retirement benefit obligations. The discount rate is generally based on the yield of high-quality corporate fixed-income investments. At the end of each year, the discount rate is primarily determined using the results of bond yield curve models based on a portfolio of high quality bonds matching the notional cash inflows with the expected benefit payments for each significant benefit plan. Taking into consideration the factors noted above, our weighted-average pension composite discount rate was 5.75 percent at December 31, 2010, and 6.03 percent at December 31, 2009. Holding all other assumptions constant, and since net actuarial gains and losses were in excess of the 10 percent accounting corridor in 2010, an increase or decrease of 25 basis points in the discount rate assumption for 2010 would have decreased or increased pension and post-retirement benefit expense for 2010 by approximately $66 million, of which $2 million relates to post-retirement benefits, and decreased or increased the amount of the benefit obligation recorded at December 31, 2010, by approximately $725 million, of which $50 million relates to post-retirement benefits. The effects of hypothetical changes in the discount rate for a single year may not be representative and may be asymmetrical or nonlinear for future years because of the application of the accounting corridor. The accounting corridor is a defined range within which amortization of net gains and losses is not required. Due to adverse capital market conditions in 2008 our pension plan assets experienced a negative return of approximately 16 percent in 2008. As a result, substantially all of our plans experienced net actuarial losses outside the 10 percent accounting corridor at the end of 2008, thus requiring accumulated gains and losses to be amortized to expense. As a result of this condition, sensitivity of net periodic pension costs to changes in the discount rate were much higher in 2009 and 2010 than was the case in 2008 and prior. This condition is expected to continue into the near future.

Expected Long-Term Rate of Return – The expected long-term rate of return on plan assets represents the average rate of earnings expected on the funds invested in a specified target asset allocation to provide for anticipated future benefit payment obligations. For 2010 and 2009, we assumed an expected long-term rate of return on plan assets of 8.5 percent. An increase or decrease of 25 basis points in the expected long-term rate of return assumption for 2010, holding all other assumptions constant, would increase or decrease our pension and post-

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retirement benefit expense for 2010 by approximately $47 million, of which $2 million relates to post-retirement benefits.

Health Care Cost Trend Rates – The health care cost trend rates represent the annual rates of change in the cost of health care benefits based on external estimates of health care inflation, changes in health care utilization or delivery patterns, technological advances, and changes in the health status of the plan participants. Using a combination of market expectations and economic projections including the effect of health care reform, we selected an expected initial health care cost trend rate of 8 percent for 2011 and an ultimate health care cost trend rate of 5 percent reached in 2017. In 2009, we assumed an expected initial health care cost trend rate of 7 percent for 2010 and an ultimate health care cost trend rate of 5 percent reached in 2014. Although our actual cost experience is much lower at this time, market conditions and the potential effects of health care reform are expected to increase medical cost trends in the next one to three years thus our past experience may not reflect future conditions.

Differences in the initial through the ultimate health care cost trend rates within the range indicated below would have had the following impact on 2010 post-retirement benefit results:

	1-Percentage	1-Percentage
$ in millions	Point Increase	Point Decrease
Increase (Decrease) From Change In Health Care Cost Trend Rates To
Post-retirement benefit expense	$5	$(6)
Post-retirement benefit liability	57	(68)

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED OPERATING RESULTS

Selected financial highlights are presented in the table below.

	Year Ended December 31
$ in millions, except per share	2010	2009	2008
Sales and service revenues	$28,143	$27,650	$26,251
Cost of sales and service revenues	(22,849)	(22,805)	(21,028)
General and administrative expenses	(2,467)	(2,571)	(2,577)
Goodwill impairment			(570)
Operating income	2,827	2,274	2,076
Interest expense	(269)	(269)	(271)
Charge on debt redemption	(229)
Other, net	37	65	36
Federal and foreign income taxes	(462)	(636)	(823)
Earnings (loss) from discontinued operations, net of tax	149	252	(2,280)
Diluted earnings per share from continuing operations	6.32	4.44	2.98
Cash provided by continuing operations	2,056	1,995	2,705

Sales and Service Revenues
Sales and service revenues consist of the following:

	Year Ended December 31
$ in millions	2010	2009	2008
Product sales	$16,091	$16,004	$14,549
Service revenues	12,052	11,646	11,702

Sales and service revenues	$28,143	$27,650	$26,251

2010 – Sales and service revenues increased $493 million, or 2 percent, over 2009. The increase is due to $87 million higher product sales and $406 million higher service revenues. The 1 percent increase in product sales is primarily due to sales growth in Aerospace Systems partially offset by lower product sales in Electronic Systems and Information Systems. The 3 percent increase in service revenues is primarily due to sales growth in Technical Services.

2009 – Sales and service revenues increased $1.4 billion, or 5 percent, over 2008. The increase is primarily due to $1.4 billion higher product sales. The 10 percent increase in product sales is primarily due to sales growth in Aerospace Systems and Electronic Systems.

See the Segment Operating Results section below for further information.

NORTHROP GRUMMAN CORPORATION

Cost of Sales and Service Revenues and General and Administrative Expenses
Cost of sales and service revenues and general and administrative expenses are comprised of the following:

	Year Ended December 31
$ in millions	2010	2009	2008
Cost of sales and service revenues
Cost of product sales	$11,812	$12,330	$10,965
% of product sales	73.4%	77.0%	75.4%
Cost of service revenues	11,037	10,475	10,063
% of service revenues	91.6%	89.9%	86.0%
General and administrative expenses	2,467	2,571	2,577
% of total sales and service revenues	8.8%	9.3%	9.8%
Goodwill impairment			570

Cost of sales and service revenues and general and administrative expenses	$25,316	$25,376	$24,175

Cost of Product Sales and Service Revenues
2010 – Cost of product sales in 2010 decreased $518 million, or 4 percent, as compared with 2009. The decrease in cost of product sales and cost of product sales as a percentage of product sales is primarily due to lower GAAP pension expense and performance improvements in Aerospace Systems and Electronic Systems.

Cost of service revenues in 2010 increased $562 million, or 5 percent, over 2009 primarily due to the higher sales volume in Technical Services described above. The increase in cost of service revenues as a percentage of service revenues is primarily due to program mix changes at Information Systems.

2009 – Cost of product sales in 2009 increased $1.4 billion, or 12 percent, over 2008. The increase in cost of product sales and cost of product sales as a percentage of product sales is primarily due to the higher sales volume described above and higher GAAP pension expense.

Cost of service revenues in 2009 increased $412 million, or 4 percent, over 2008. The increase in cost of service revenues and cost of service revenues as a percentage of service revenues is primarily due to higher GAAP pension expense.

See the Segment Operating Results section below for further information.

General and Administrative Expenses – In accordance with industry practice and the regulations that govern the cost accounting requirements for government contracts, most general corporate expenses incurred at both the segment and corporate locations are considered allowable and allocable costs on government contracts. For most components of the company, these costs are allocated to contracts in progress on a systematic basis and contract performance factors include this cost component as an element of cost. General and administrative expenses primarily relate to segment operations. General and administrative expenses for 2010 decreased $104 million from the prior year primarily due to the 2009 disposition of ASD at our Information Systems segment. General and administrative expenses as a percentage of total sales and service revenues decreased from 9.3 percent in 2009 to 8.8 percent in 2010, primarily due to cost reductions realized from the 2009 streamlining of our organizational structure which reduced the number of operating segments. General and administrative expenses as a percentage of total sales and service revenues decreased from 9.8 percent in 2008 to 9.3 percent in 2009, primarily due to lower corporate overhead costs and a $64 million gain from a legal settlement in 2009, net of legal provisions and related expenses.

Goodwill Impairment
In 2008, we recorded a non-cash charge totaling $570 million at Aerospace Systems as a result of adverse equity market conditions that caused a decrease in market multiples and our stock price.

NORTHROP GRUMMAN CORPORATION

Operating Income
We consider operating income to be an important measure for evaluating our operating performance and, as is typical in the industry, we define operating income as revenues less the related cost of producing the revenues and general and administrative expenses. We also further evaluate operating income for each of the business segments in which we operate.

We internally manage our operations by reference to “segment operating income.” Segment operating income is defined as operating income before unallocated expenses and net pension adjustment, neither of which affect the operating results of segments, and the reversal of royalty income, which is classified as “other, net” for financial reporting purposes. Segment operating income is one of the key metrics we use to evaluate operating performance. Segment operating income is not, however, a measure of financial performance under GAAP, and may not be defined and calculated by other companies in the same manner.

The table below reconciles segment operating income to total operating income:

	Year Ended December 31
$ in millions	2010	2009	2008
Segment operating income	$3,010	$2,635	$2,015
Unallocated corporate expenses	(182)	(100)	(141)
Net pension adjustment	10	(237)	272
Royalty income adjustment	(11)	(24)	(70)

Total operating income	$2,827	$2,274	$2,076

Segment Operating Income
Segment operating income in 2010 increased $375 million, or 14 percent, as compared with 2009. Total segment operating income was 10.7 percent and 9.5 percent of total sales and service revenues in 2010 and 2009, respectively. The increase in 2010 segment operating income is primarily due to the 2 percent increase in sales volume and performance improvements across all operating segments. Segment operating income in 2009 was $2.6 billion as compared with segment operating income of $2 billion in 2008. The lower operating income in 2008 was primarily due to a goodwill impairment charge of $570 million at Aerospace Systems. See discussion of Segment Operating Results below for further information.

Unallocated Corporate Expenses
Unallocated corporate expenses generally include the portion of corporate expenses not considered allowable or allocable under applicable CAS and FAR rules, and therefore not allocated to the segments, such as management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses. Unallocated corporate expenses for 2010 increased $82 million, or 82 percent, as compared with 2009, primarily due to inclusion of a $64 million net gain from a legal settlement in 2009, as well as an increase in environmental, health and welfare, and stock compensation expenses in 2010. Unallocated corporate expenses for 2009 decreased $41 million, or 29 percent, as compared with 2008, primarily due to a $64 million net gain from a legal settlement in 2009, partially offset by higher costs related to environmental remediation and post-retirement employee benefits.

Net Pension Adjustment
Net pension adjustment reflects the difference between pension expenses determined in accordance with GAAP and pension expense allocated to the operating segments determined in accordance with CAS. The pension adjustment in 2010 decreased by $247 million as compared with 2009 primarily due to lower GAAP pension expense as a result of favorable returns on pension plan assets in 2009. The net pension adjustment in 2009 was an expense of $237 million, as compared with income of $272 million in 2008. The net pension expense in 2009 was primarily the result of negative returns on plan assets in 2008.

NORTHROP GRUMMAN CORPORATION

Royalty Income Adjustment
Royalty income is included in segment operating income and reclassified to other income for financial reporting purposes. See Other, net below.

Interest Expense
2010 – Interest expense in 2010 was comparable to 2009.

2009 – Interest expense in 2009 decreased $2 million, or 1 percent, as compared with 2008. The decrease is primarily due to higher capitalized interest and lower interest rates.

Charge on Debt Redemption
2010 – In November 2010, we repurchased outstanding debt held by our subsidiary, Northrop Grumman Systems Corporation, and recorded a pre-tax charge of $229 million primarily related to premiums paid on the debt tendered. See Liquidity and Capital Resources below and Note 13 to our consolidated financial statements in Part II, Item 8.

Other, net
2010 – Other, net for 2010 decreased $28 million as compared with 2009, primarily due to lower royalty income and lower returns on investments in marketable securities used as a funding source for non-qualified employee benefits.

2009 – Other, net for 2009 increased $29 million as compared with 2008, primarily due to positive mark-to-market adjustments on investments in marketable securities used as funding for non-qualified employee benefits and a gain from the recovery of a loan to an affiliate. For 2008, Other, net included $60 million in royalty income from patent infringement settlements at Electronic Systems.

Federal and Foreign Income Taxes
2010 – Our effective tax rate on earnings from continuing operations for 2010 was 19.5 percent compared with 30.7 percent in 2009. In 2010, we recognized net tax benefits of $298 million to reflect the final approval from the IRS and the U.S. Congressional Joint Committee on Taxation (Joint Committee) of the IRS’ examination of our tax returns for the years 2004 through 2006. In 2009, we recognized net tax benefits of $75 million primarily as a result of a final settlement with the IRS Office of Appeals and the Joint Committee related to our tax returns for years ended 2001 through 2003.

2009 – Our effective tax rate on earnings from continuing operations for 2009 was 30.7 percent compared with 34.1 percent in 2008 (excluding the non-cash, non-deductible goodwill impairment charge of $570 million at Aerospace Systems). The 2009 tax rate reflects net tax benefits of approximately $75 million related to a final settlement with the IRS as discussed above.

Earnings from Discontinued Operations, Net of Tax
2010 – Earnings from discontinued operations, net of tax were $149 million and were primarily attributable to the operations of the Shipbuilding business which was spun-off in March 2011, and adjustments to the gain on the 2009 sale of ASD to reflect a purchase price adjustment and the utilization of additional capital loss carry-forwards.

2009 – Earnings from discontinued operations, net of tax were $252 million for 2009, compared with a loss of $2,280 million in 2008. The earnings in 2009 were primarily attributable to the operations of the Shipbuilding business which was spun-off in March 2011, and the operations and gain on disposition of ASD, which was sold in December 2009. The loss in 2008 included a Shipbuilding non-cash goodwill impairment charge of $2,490 million due to adverse equity market conditions that caused a decrease in market multiples and our stock price. See Notes 6 and 11 to our consolidated financial statements in Part II, Item 8.

NORTHROP GRUMMAN CORPORATION

Diluted Earnings Per Share from Continuing Operations
2010 – Diluted earnings per share from continuing operations in 2010 were $6.32 per share, as compared with $4.44 diluted earnings per share in 2009. Diluted earnings per share are based on weighted-average diluted shares outstanding of 301.1 million for 2010 and 323.3 million for 2009, respectively.

2009 – Diluted earnings per share from continuing operations in 2009 were $4.44 per share, as compared with $2.98 diluted earnings per share in 2008. Earnings per share are based on weighted-average diluted shares outstanding of 323.3 million for 2009 and weighted average diluted shares outstanding of 341.6 million for 2008. The goodwill impairment charge of $570 million at Aerospace Systems reduced our 2008 diluted earnings per share from continuing operations by $1.67 per share.

Cash Provided by Continuing Operations
2010 – Cash provided by continuing operations in 2010 was $2.1 billion as compared with $2 billion in 2009 and reflects higher cash paid to our suppliers offset by lower tax payments, primarily due to $508 million for taxes paid in 2009 related to the sale of ASD. In 2010, we contributed $789 million to our pension plans, of which $728 million was voluntarily pre-funded, as compared with $657 million in 2009, of which $601 million was voluntarily pre-funded. Income taxes paid, net of refunds, was $1.1 billion in 2010, as compared with $1.3 billion in 2009.

Cash provided by continuing operations for 2010 included $94 million of federal and state income tax refunds and $11 million of interest income received.

2009 – Cash provided by continuing operations in 2009 was $2 billion compared with $2.7 billion in 2008 and reflects higher pension plan contributions and income tax payments. In 2009, we contributed $657 million to our pension plans, of which $601 million was voluntarily pre-funded, as compared with $206 million in 2008, of which $140 million was voluntarily pre-funded. Income taxes paid, net of refunds, was $1.3 billion in 2009, as compared with $719 million in 2008. Income taxes paid in 2009 included $508 million resulting from the sale of ASD.

Cash provided by continuing operations for 2009 included $171 million of federal and state income tax refunds and $11 million of interest income.

SEGMENT OPERATING RESULTS

Basis of Presentation
We are aligned into four reportable segments: Aerospace Systems, Electronic Systems, Information Systems and Technical Services. See Note 7 to our consolidated financial statements in Part II, Item 8 for more information about our segments.

In January 2010, we transferred our internal information technology services unit from the Information Systems segment to our corporate shared services group. The intersegment sales and operating income for this unit that were previously recognized in the Information Systems segment are immaterial and have been eliminated for the years presented.

NORTHROP GRUMMAN CORPORATION

	Year Ended December 31
$ in millions	2010	2009	2008
Sales and Service Revenues
Aerospace Systems	$10,910	$10,419	$9,825
Electronic Systems	7,613	7,671	7,048
Information Systems	8,395	8,536	8,174
Technical Services	3,230	2,776	2,535
Intersegment eliminations	(2,005)	(1,752)	(1,331)

Total sales and service revenues	$28,143	$27,650	$26,251

	Year Ended December 31
$ in millions	2010	2009	2008
Operating Income
Aerospace Systems	$1,256	$1,071	$416
Electronic Systems	1,023	969	947
Information Systems	756	624	626
Technical Services	206	161	144
Intersegment eliminations	(231)	(190)	(118)

Total Segment Operating Income	3,010	2,635	2,015
Non-segment factors affecting operating income
Unallocated corporate expenses	(182)	(100)	(141)
Net pension adjustment	10	(237)	272
Royalty income adjustment	(11)	(24)	(70)

Total operating income	$2,827	$2,274	$2,076

See Consolidated Operating Results – Operating Income above for more information on non-segment factors affecting our operating results.

KEY SEGMENT FINANCIAL MEASURES

Operating Performance Assessment and Reporting
We manage and assess the performance of our businesses based on our performance on individual contracts and programs obtained generally from government organizations using the financial measures referred to below, with consideration given to the Critical Accounting Policies, Estimates and Judgments described on page 21. As indicated in our discussion on “Contracts” on page 20, our portfolio of long-term contracts is largely flexibly-priced, which means that sales tend to fluctuate in concert with costs across our large portfolio of active contracts, with operating income being a critical measure of operational performance. Due to FAR rules that govern our business, most types of costs are allowable, and we do not focus on individual cost groupings (such as cost of sales or general and administrative costs) as much as we do on total contract costs, which are a key factor in determining contract operating income. As a result, in evaluating our operating performance, we look primarily at changes in sales and service revenues, and operating income, including the effects of significant changes in operating income as a result of changes in contract estimates and the use of the cumulative catch-up method of accounting in accordance with GAAP. Unusual fluctuations in operating performance attributable to

NORTHROP GRUMMAN CORPORATION

changes in a specific cost element across multiple contracts, however, are described in our analysis. Based on this approach and the nature of our operations, the discussion of results of operations generally focuses around our five segments versus distinguishing between products and services. Our Aerospace Systems and Electronic Systems segments generate predominantly product sales, while the Information Systems and Technical Services segments generate predominantly service revenues.

Sales and Service Revenues
Period-to-period sales reflect performance under new and ongoing contracts. Changes in sales and service revenues are typically expressed in terms of volume. Unless otherwise described, volume generally refers to increases (or decreases) in reported revenues due to varying production activity levels, delivery rates, or service levels on individual contracts. Volume changes will typically carry a corresponding income change based on the margin rate for a particular contract.

Segment Operating Income
Segment operating income reflects the aggregate performance results of contracts within a business area or segment. Excluded from this measure are certain costs not directly associated with contract performance, including the portion of corporate expenses such as management and administration, legal, environmental, certain compensation and other retiree benefits, and other expenses not considered allowable or allocable under applicable CAS regulations and the FAR, and therefore not allocated to the segments. Changes in segment operating income are typically expressed in terms of volume, as discussed above, or performance. Performance refers to changes in contract margin rates. These changes typically relate to profit recognition associated with revisions to total estimated costs at completion of the contract (EAC) that reflect improved (or deteriorated) operating performance on a particular contract. Operating income changes are accounted for on a cumulative to date basis at the time an EAC change is recorded.

Operating income may also be affected by, among other things, the effects of workforce stoppages, natural disasters (such as hurricanes and earthquakes), resolution of disputed items with the customer, recovery of insurance proceeds, and other discrete events. At the completion of a long-term contract, any originally estimated costs not incurred or reserves not fully utilized (such as warranty reserves) could also impact contract earnings. Where such items have occurred, and the effects are material, a separate description is provided.

For a more complete understanding of each segment’s product and services, see the business descriptions in Part I, Item 1.

Program Descriptions
For convenience, a brief description of certain programs discussed in this Form 10-K are included in the “Glossary of Programs” below.

AEROSPACE SYSTEMS

	Year Ended December 31
$ in millions	2010	2009	2008
Sales and Service Revenues	$10,910	$10,419	$9,825
Segment Operating Income	1,256	1,071	416
As a percentage of segment sales	11.5%	10.3%	4.2%

Sales and Service Revenues
2010 – Aerospace Systems revenue increased $491 million, or 5 percent, as compared with 2009. The increase is primarily due to $517 million higher sales in Battle Management & Engagement Systems (BM&ES) and $218 million higher sales in Strike & Surveillance Systems (S&SS), partially offset by $315 million lower sales in Advanced Programs & Technology (AP&T). The increase in BM&ES is due to higher sales volume on the Broad Area Maritime Surveillance (BAMS) Unmanned Aircraft System, EA-6B, EA-18G, E-2 and Long Endurance Multi-Intelligence Vehicle (LEMV) programs. The increase in S&SS is primarily due to higher sales volume

NORTHROP GRUMMAN CORPORATION

associated with manned and unmanned aircraft programs, such as the Global Hawk High-Altitude Long-Endurance (HALE) Systems, the F-35 Lightning II (F-35), B-2 Stealth Bomber and F/A-18, partially offset by the termination of the Kinetic Energy Interceptor (KEI) program in 2009 and decreased activity on the Intercontinental Ballistic Missile (ICBM) program. The decrease in AP&T is primarily due to lower sales volume on restricted programs and the Navy Unmanned Combat Air System (N-UCAS) program.

2009 – Aerospace Systems revenue increased $594 million, or 6 percent, as compared with 2008. The increase was primarily due to $201 million higher sales in Space Systems (SS), $201 million higher sales in BM&ES, and $191 million higher sales in S&SS. The increase in SS was primarily due to the ramp-up of restricted programs awarded in 2008, partially offset by decreased sales volume on the National Polar-orbiting Operational Environmental Satellite System (NPOESS) and cancellation of the Transformational Satellite Communications System (TSAT) program. The increase in BM&ES was primarily due to higher sales volume on the BAMS Unmanned Aircraft System, the E-2D Advanced Hawkeye, and the EA-18G programs, partially offset by lower sales volume on the E2-C as the program is nearing completion. The increase in S&SS was primarily due to higher sales volume from the Global Hawk HALE Systems, F-35, F/A-18, and B-2 programs, partially offset by decreased activity on the KEI program, which was terminated for convenience in 2009, and the ICBM program.

Segment Operating Income
2010 – Aerospace Systems operating income increased $185 million, or 17 percent, as compared with 2009. The increase is primarily due to $128 million in net performance improvements across various programs, principally within SS, and $57 million from the higher sales volume discussed above.

2009 – Aerospace Systems operating income increased $655 million, or 157 percent, as compared with 2008. The increase was primarily due to a 2008 goodwill impairment charge of $570 million (see Note 11 to our consolidated financial statements in Part II, Item 8), $61 million from the higher sales volume discussed above, and $24 million in improved program performance. The $24 million in improved program performance was principally due to $67 million in performance improvements in S&SS programs, primarily related to the ICBM program and the Global Hawk HALE Systems, partially offset by $33 million in lower performance across various programs in SS and BM&ES.

ELECTRONIC SYSTEMS

	Year Ended December 31
$ in millions	2010	2009	2008
Sales and Service Revenues	$7,613	$7,671	$7,048
Segment Operating Income	1,023	969	947
As a percentage of segment sales	13.4%	12.6%	13.4%

Sales and Service Revenues
2010 – Electronic Systems revenue decreased $58 million, or less than 1 percent, as compared with 2009. The decrease is primarily due to $150 million lower sales in Land & Self Protection Systems, $84 million lower sales in Intelligence, Surveillance & Reconnaissance (ISR) Systems and $82 million lower sales in Naval & Marine Systems, partially offset by $186 million higher sales in Targeting Systems and $72 million higher sales in Advanced Concepts & Technologies. The decrease in Land & Self Protection Systems is due to lower sales volume on the Ground/Air Task Oriented Radar (G/ATOR) program as it transitions from the development phase to the integration and test phase and lower unit deliveries on the Vehicular Intercommunications Systems (VIS) program. The decrease in ISR Systems is due to lower sales volume on the Space Based Infrared Systems (SBIRS) program as it transitions to follow-on production, postal automation programs and various international programs. The decrease in Naval & Marine Systems is due to lower volume on the ship-board Cobra Judy replacement radar program. The increase in Targeting Systems is due to higher sales volume on the F-35, various laser systems and restricted programs and increased unit deliveries of the LITENING targeting pod system. The increase in Advanced Concepts & Technologies is primarily due to volume on restricted programs.

NORTHROP GRUMMAN CORPORATION

2009 – Electronic Systems revenue increased $623 million, or 9 percent, as compared with 2008. The increase was primarily due to $213 million higher sales in Targeting Systems, $188 million higher sales in ISR Systems, $88 million higher sales in Land & Self Protection Systems, $80 million higher sales in Navigation Systems and $30 million higher sales in Naval & Marine Systems. The increase in Targeting Systems was due to higher sales volume on the F-35 and restricted programs. The increase in ISR Systems was due to higher sales volume on SBIRS follow-on production and intercompany programs. The increase in Land & Self Protection Systems was due to higher deliveries associated with the Large Aircraft Infrared Countermeasures (LAIRCM) program, higher volume on the B-52 Sustainment and intercompany programs. The increase in Navigation Systems was due to higher volume on Inertial and Fiber Optic Gyro navigation programs. The increase in Naval & Marine Systems was due to higher volume on power and propulsion systems for the Virginia-class submarine program.

Segment Operating Income
2010 – Electronic Systems operating income increased $54 million, or 6 percent, as compared with 2009. The increase is primarily due to net performance improvements in land and self protection programs, higher volume in Targeting Systems, and lower operating loss provisions in postal automation programs.

2009 – Electronic Systems operating income increased $22 million, or 2 percent, as compared with 2008. The increase was primarily due to $79 million from the higher sales volume discussed above, partially offset by $57 million in higher unfavorable performance adjustments in 2009. The higher unfavorable performance adjustments in 2009 were due to adjustments of $98 million in ISR Systems, primarily on the Flats Sequencing System postal automation program, partially offset by favorable performance adjustments in targeting systems and land and self protection programs. Operating performance adjustments in 2008 included royalty income of $60 million and a $20 million charge for the MESA Wedgetail program associated with potential liquidated damages arising from the prime contractor’s announced schedule delay in completing the program.

INFORMATION SYSTEMS

	Year Ended December 31
$ in millions	2010	2009	2008
Sales and Service Revenues	$8,395	$8,536	$8,174
Segment Operating Income	756	624	626
As a percentage of segment sales	9.0%	7.3%	7.7%

Sales and Service Revenues
2010 – Information Systems revenue decreased $141 million, or 2 percent, as compared with 2009. The decrease is primarily due to $130 million lower sales in Intelligence Systems and $57 million lower sales in Civil Systems, partially offset by $55 million higher sales in Defense Systems. The decrease in Intelligence Systems is primarily due to lower sales volume on restricted programs and the loss of the Navstar Global Positioning System Operational Control Segment (GPS OCX) program. The decrease in Civil Systems is primarily due to lower sales volume on the New York City Wireless (NYCWiN) and Armed Forces Health Longitudinal Technology Application (AHLTA) programs. The increase in Defense Systems is primarily due to program growth on Battlefield Airborne Communications Node (BACN), Joint National Integration Center Research and Development Contract (JRDC) and Integrated Battle Command System (IBCS) activities, partially offset by lower sales volume on the Trailer Mounted Support System (TMSS) program as it nears completion, and decreased Systems and Software Engineer Support activities.

2009 – Information Systems revenue increased $362 million, or 4 percent, as compared with 2008. The increase was primarily due to $285 million in higher sales in Intelligence Systems and $194 million in higher sales in Defense Systems, partially offset by $123 million in lower sales in Civil Systems. The increase in Intelligence Systems was primarily due to program growth on the Counter Narco-Terrorism Program Office (CNTPO), Guardrail Common Sensor System indefinite delivery indefinite quantity (IDIQ) and certain restricted programs, partially offset by lower sales volume on the Navstar GPS OCX program. The increase in Defense Systems was

NORTHROP GRUMMAN CORPORATION

primarily due to program growth on TMSS, Airborne and Maritime/Fixed Stations Joint Tactical Radio Systems and BACN programs, partially offset by fewer delivery orders on the Force XXI Battle Brigade and Below (FBCB2) I-Kits program. The decrease in Civil Systems was primarily due to lower volume on NYCWiN and Virginia IT outsourcing (VITA) programs.

Segment Operating Income
2010 – Information Systems operating income increased $132 million, or 21 percent, as compared with 2009 and as percentage of sales increased 170 basis points. The increase is primarily due to performance improvements on Civil Systems programs. In 2009, operating income included $37 million of non-recurring costs associated with the sale of ASD.

2009 – Information Systems operating income decreased $2 million as compared with 2008. The decrease was primarily due to $30 million from the higher sales volume discussed above, offset by non-recurring costs associated with the sale of ASD and unfavorable performance results in Civil Systems programs, principally due to the VITA outsourcing program for the Commonwealth of Virginia.

TECHNICAL SERVICES

	Year Ended December 31
$ in millions	2010	2009	2008
Sales and Service Revenues	$3,230	$2,776	$2,535
Segment Operating Income	206	161	144
As a percentage of segment sales	6.4%	5.8%	5.7%

Sales and Service Revenues
2010 – Technical Services revenue increased $454 million, or 16 percent, as compared with 2009. The increase is primarily due to $379 million higher sales in the Integrated Logistics and Modernization Division (ILMD). The increase in ILMD is primarily due to the continued ramp-up of the recently awarded KC-10 and C-20 programs.

2009 – Technical Services revenue increased $241 million, or 10 percent, as compared with 2008. The increase was primarily due to $245 million higher sales in ILMD, and $74 million higher sales in Training Solutions Division (TSD), partially offset by $72 million lower sales in Defense and Government Services Division (DGSD). The increase in ILMD was due to increased task orders for the CNTPO program and higher demand on the Hunter Contractor Logistics Support (CLS) programs in support of the DoD’s surge in Intelligence, Surveillance, and Reconnaissance (ISR) initiatives. The increase in TSD was due to higher volume on various training and simulation programs including the Joint Warfighting Center Support, Saudi Arabia National Guard Modernization and Training, Global Linguist Solutions, National Level Exercise 2009 and African Contingency Operations Training Assistance programs. These increases were partially offset by lower 2009 sales in DGSD due to the completion of the Joint Base Operations Support program in 2008.

Segment Operating Income
2010 – Operating income at Technical Services increased $45 million, or 28 percent, as compared with 2009. The increase is primarily due to the higher sales volume discussed above. Operating income as a percentage of sales increased 60 basis points and reflects improved program performance and business mix changes.

2009 – Operating income at Technical Services increased $17 million, or 12 percent, as compared with 2008. The increase was primarily due to the higher sales volume discussed above and $3 million from performance improvements across numerous programs.

NORTHROP GRUMMAN CORPORATION

BACKLOG

Definition
Total backlog at December 31, 2010, was approximately $46.8 billion. Total backlog includes both funded backlog (firm orders for which funding is contractually obligated by the customer) and unfunded backlog (firm orders for which funding is not currently contractually obligated by the customer). Unfunded backlog excludes unexercised contract options and unfunded indefinite delivery indefinite quantity (IDIQ) orders. For multi-year services contracts with non-federal government customers having no stated contract values, backlog includes only the amounts committed by the customer.

The following table presents funded and unfunded backlog by segment at December 31, 2010, and 2009:

	2010			2009
			Total			Total
$ in millions	Funded	Unfunded	Backlog	Funded	Unfunded	Backlog
Aerospace Systems	$9,185	$11,683	$20,868	$8,320	$16,063	$24,383
Electronic Systems	8,093	2,054	10,147	7,591	2,784	10,375
Information Systems	4,711	5,879	10,590	4,319	4,508	8,827
Technical Services	2,763	2,474	5,237	2,352	2,804	5,156

Total Backlog	$24,752	$22,090	$46,842	$22,582	$26,159	$48,741

Backlog is converted into the following years’ sales as costs are incurred or deliveries are made. Approximately 55 percent of the $46.8 billion total backlog at December 31, 2010, is expected to be converted into sales in 2011. Total U.S. Government orders, including those made on behalf of foreign governments, comprised 88 percent of the total backlog at the end of 2010. Total foreign customer orders accounted for 7 percent of the total backlog at the end of 2010. Domestic commercial backlog represented 5 percent of total backlog at the end of 2010.

Backlog Adjustments
2010 – A $1.1 billion reduction in backlog was recorded in 2010 as a result of the restructure of the NPOESS program at our Aerospace Systems segment.

Backlog was also impacted in 2010 by an agreement we reached with the Commonwealth of Virginia related to the VITA contract. The agreement defined minimum revenue amounts for the remaining years under the base contract and extended the contract for three additional years through 2019. We recorded a favorable backlog adjustment of $824 million for the definitization of the base contract revenues for years 2011 through 2016, while the contract extension and 2010 portion of the base contract revenues, totaling $802 million, were recorded as new awards in the period in our Information Systems segment.

2009 – Total backlog in 2009 reflects a negative backlog adjustment of $5.1 billion for the Kinetic Energy Interceptor program termination for convenience at Aerospace Systems.

New Awards
2010 – The estimated value of contract awards included in backlog during the year ended December 31, 2010, was $26.4 billion. Significant new awards during this period include $1.2 billion for the Global Hawk HALE program, $979 million for the E-2 Hawkeye programs, $942 million for the AEHF program, $802 million for the VITA program, $677 million for the Joint National Integration Center Research and Development contract, $656 million for the F/A 18 Hornet Strike Fighter program, $654 million for the ICBM program, $631 million for the B-2 Stealth Bomber programs, $579 million for the F-35 program, $565 million for the NSTec program, $507 for the KC-10 program, $505 million for the Large Aircraft Infrared Counter-measures programs and various restricted awards.

NORTHROP GRUMMAN CORPORATION

2009 – The estimated value of new contract awards during the year ended December 31, 2009, was $27.3 billion. Significant new awards during this period include $1.2 billion for the F-35 LRIP program, $1.2 billion for the Global Hawk HALE program, $1 billion for the B-2 program, $485 million for the Nevada Test Site program, $484 million for the E2-D LRIP program, $437 million for the IBCS program, $403 million for the SBIRS follow on production program, $385 million for the Saudi Arabian National Guard Modernization and Training program, $360 million for the BACN program, $296 million to finalize the development of the Distributed Common Ground System-Army (DCGS-A), $286 million for the LAIRCM IDIQ, and various restricted awards.

LIQUIDITY AND CAPITAL RESOURCES

We endeavor to ensure the most efficient conversion of operating results into cash for deployment in growing our businesses and maximizing shareholder value. We actively manage our capital resources through working capital improvements, capital expenditures, strategic business acquisitions and divestitures, debt issuance and repayment, required and voluntary pension contributions, and returning cash to our shareholders through dividend payments and repurchases of common stock.

We use various financial measures to assist in capital deployment decision-making, including net cash provided by operations, free cash flow, net debt-to-equity, and net debt-to-capital. We believe these measures are useful to investors in assessing our financial performance.

The table below summarizes key components of cash flow provided by continuing operations.

	Year Ended December 31
$ in millions	2010	2009	2008
Net earnings (loss)	$2,053	$1,686	$(1,262)
(Earnings) loss from discontinued operations, net of tax	(134)	(234)	2,306
Gain on sale of business	(10)	(446)	(66)
Charge on debt redemption	229
Impairment of goodwill			570
Other non-cash items(1)	758	857	793
Retiree benefit funding in excess of expense	(354)	60	(297)
Trade working capital (increase) decrease	(486)	72	661

Cash provided by continuing operations	$2,056	$1,995	$2,705

(1)	Includes depreciation & amortization, stock based compensation expense and deferred taxes.

Free Cash Flow
Free cash flow represents cash provided by continuing operations less capital expenditures and outsourcing contract and related software costs. Outsourcing contract and related software costs are similar to capital expenditures in that the contract costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition and transition/set-up. These outsourcing contract and related software costs are deferred and expensed over the contract life. We believe free cash flow is a useful measure for investors to consider. This measure is a key factor used by management in our planning for and consideration of strategic acquisitions, stock repurchases and the payment of dividends.

Free cash flow is not a measure of financial performance under GAAP, and may not be defined and calculated by other companies in the same manner. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP as indicators of performance.

NORTHROP GRUMMAN CORPORATION

The table below reconciles cash provided by continuing operations to free cash flow:

	Year Ended December 31
$ in millions	2010	2009	2008
Cash provided by continuing operations	$2,056	$1,995	$2,705
Less:
Capital expenditures	(579)	(473)	(463)
Outsourcing contract & related software costs	(6)	(68)	(110)

Free cash flow	$1,471	$1,454	$2,132

Cash Flows
The following is a discussion of our major operating, investing and financing activities for each of the three years in the period ended December 31, 2010, as classified on the consolidated statements of cash flows located in Part II, Item 8.

Operating Activities
2010 – Cash provided by continuing operations in 2010 increased $61 million as compared with 2009, primarily the result of lower tax payments. Pension plan contributions totaled $789 million in 2010, of which $728 million was voluntarily pre-funded. In 2009, cash provided by continuing operations included $508 million for taxes paid related to the sale of ASD.

In 2011, we expect to contribute the required minimum funding level of approximately $59 million to our pension plans and approximately $124 million to our other post-retirement benefit plans, and also expect to make additional voluntary pension contributions of approximately $500 million. We expect cash provided by continuing operations in 2011 will be sufficient to service debt and contract obligations, finance capital expenditures, continue acquisition of shares under the share repurchase program, and continue paying dividends to our shareholders. Although 2011 cash from continuing operations is expected to be sufficient to service these obligations, we may borrow under credit facilities to accommodate timing differences in cash flows. We have a committed $2 billion revolving credit facility that is currently undrawn and that can be accessed on a same-day basis. Additionally, we believe we could access capital markets for debt financing for longer-term funding, under current market conditions, if needed.

2009 – Cash provided by continuing operations in 2009 decreased $710 million as compared with 2008, reflecting higher voluntary pension contributions and increased income taxes paid resulting from the sale of ASD. Pension plan contributions totaled $657 million in 2009, of which $601 million was voluntary pre-funded.

2008 – Cash provided by continuing operations in 2008 increased $655 million as compared with 2007, and reflects lower income tax payments and continued trade working capital reductions. Pension plan contributions totaled $206 million in 2008, of which $140 million was voluntarily pre-funded, and were comparable to 2007. Cash provided by continuing operations for 2008 included $113 million of federal and state income tax refunds and $23 million of interest income.

Investing Activities
2010 – Cash used in investing activities by continuing operations was $571 million in 2010 and reflects $579 million of capital expenditures, which includes $57 million of capitalized software costs. Capital expenditure commitments at December 31, 2010, were approximately $386 million, which are expected to be paid with cash on hand.

2009 – Cash provided by investing activities by continuing operations was $1.1 billion in 2009. During 2009, we received $1.65 billion in proceeds from the sale of ASD (see Note 6 to our consolidated financial statements in Part II, Item 8), paid $68 million for outsourcing costs related to outsourcing services contracts, and paid

NORTHROP GRUMMAN CORPORATION

$33 million to acquire Sonoma Photonics, Inc. and the assets from Swift Engineering’s Killer Bee Unmanned Air Systems product line (see Note 5 to our consolidated financial statements in Part II, Item 8). Capital expenditures in 2009 were $473 million and included $36 million of capitalized software costs.

2008 – Cash used in investing activities by continuing operations was $469 million in 2008. During 2008, we received $175 million in proceeds from the sale of the Electro-Optical Systems business, spent $92 million for the acquisition of 3001 International, Inc. (see Notes 5 and 6 to our consolidated financial statements in Part II, Item 8), paid $110 million for outsourcing costs related to outsourcing services contracts. We had $11 million in restricted cash as of December 31, 2008 related to the Xinetics Inc. purchase (see Note 5 to our consolidated financial statements in Part II, Item 8). Capital expenditures in 2008 were $463 million and included $23 million of capitalized software costs.

Financing Activities
2010 – Cash used in financing activities by continuing operations in 2010 was $1.1 billion as compared to $1.2 billion in 2009 and reflects $1 billion in debt payments, including the repurchase of $682 million of higher coupon debt, $229 million for fees and associated premiums paid to the tendering holders of these debt securities. These financing outflows were offset by $1.5 billion in net proceeds from new debt issuances. See Note 13 to our consolidated financial statements in Part II, Item 8. In addition, we repurchased $1.2 billion of our common shares outstanding in 2010.

2009 – Cash used in financing activities by continuing operations in 2009 was $1.2 billion compared with $2 billion in 2008 and reflects $843 million in net proceeds from new debt issuance in 2009. See Note 13 to our consolidated financial statements in Part II, Item 8.

2008 – Cash used in financing activities by continuing operations in 2008 was $2 billion compared to $1.5 billion in 2007. The $532 million increase is primarily due to $380 million more for share repurchases and $171 million lower proceeds from stock option exercises.

Share Repurchases – We repurchased 19.7 million, 23.1 million, and 21.4 million shares in 2010, 2009, and 2008, respectively. See Purchases of Equity Securities by Issuer and Affiliated Purchasers in Part II, Item 5 and Note 4 to our consolidated financial statements in Part II, Item 8 for a discussion concerning our common stock repurchases.

Credit Facility
We have a revolving credit agreement, which provides for a five-year revolving credit facility in an aggregate principal amount of $2 billion and a maturity date of August 10, 2012. The credit facility permits us to request additional lending commitments from the lenders under the agreement or other eligible lenders under certain circumstances, and thereby increase the aggregate principal amount of the lending commitments under the agreement by up to an additional $500 million. Our credit agreement contains a financial covenant relating to a maximum debt to capitalization ratio, and certain restrictions on additional asset liens, unless permitted by the agreement. As of December 31, 2010, we were in compliance with all covenants.

There were no borrowings during 2010 and 2009 under this facility. There was no balance outstanding under this facility at December 31, 2010, and 2009.

Other Sources and Uses of Capital
Additional Capital – We believe we can obtain additional capital, if necessary for long-term liquidity, from such sources as the public or private capital markets, the sale of assets, sale and leaseback of operating assets, and leasing rather than purchasing new assets. We have an effective shelf registration statement on file with the SEC.

We expect that cash on hand at the beginning of the year plus cash generated from continuing operations supplemented by borrowings under credit facilities and in the capital markets, if needed, will be sufficient in 2011 to service debt and contract obligations, finance capital expenditures, pay federal, foreign, and state income taxes, fund required and voluntary pension and other post retirement benefit plan contributions, continue

NORTHROP GRUMMAN CORPORATION

acquisition of shares under the share repurchase program, and continue paying dividends to shareholders. We will continue to provide the productive capacity to perform our existing contracts, prepare for future contracts, and conduct research and development in the pursuit of developing opportunities.

Financial Arrangements – In the ordinary course of business, we use standby letters of credit and guarantees issued by commercial banks and surety bonds issued by insurance companies principally to guarantee the performance on certain contracts and to support our self-insured workers’ compensation plans. At December 31, 2010, there were $196 million of unused stand-by letters of credit, $192 million of bank guarantees, and $150 million of surety bonds outstanding.

Contractual Obligations
The following table presents the contractual obligations for our continuing operations as of December 31, 2010, and the estimated timing of future cash payments:

			2012 -	2014 -	2016 and
$ in millions	Total	2011	2013	2015	beyond
Long-term debt	$4,702	$773	$9	$855	$3,065
Interest payments on long-term debt	2,926	234	415	400	1,877
Operating leases	1,378	347	463	305	263
Purchase obligations(1)	7,331	4,997	2,049	274	11
Other long-term liabilities(2)	914	245	218	155	296

Total contractual obligations	$17,251	$6,596	$3,154	$1,989	$5,512

(1)	A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. These amounts are primarily comprised of open purchase order commitments to vendors and subcontractors pertaining to funded contracts.

(2)	Other long-term liabilities primarily consist of total accrued environmental reserves, deferred compensation, and other miscellaneous liabilities, of which $106 million and $197 million of the environmental reserves, respectively, are recorded in other current liabilities. It excludes obligations for uncertain tax positions of $135 million, as the timing of the payments, if any, cannot be reasonably estimated.

The table above also excludes estimated minimum funding requirements and expected voluntary contributions for retiree benefit plans as set forth by ERISA in relation to the company’s pension and postretirement benefit obligations totaling approximately $2.4 billion over the next five years: $683 million in 2011, $270 million in 2012, $484 million in 2013, $476 million in 2014, and $498 million in 2015. The company also has payments due under plans that are not required to be funded in advance, but are funded on a pay-as-you-go basis. See Note 16 to our consolidated financial statements in Part II, Item 8.

Further details regarding long-term debt and operating leases can be found in Notes 13 and 15, respectively, to our consolidated financial statements in Part II, Item 8.

OTHER MATTERS

Accounting Standards Updates
The Financial Accounting Standards Board has issued new accounting standards which are not effective until after December 31, 2010. For further discussion of new accounting standards, see Note 2 to our consolidated financial statements in Part II, Item 8.

Off-Balance Sheet Arrangements
As of December 31, 2010, we had no significant off-balance sheet arrangements other than operating leases. For a description of our operating leases, see Note 15 to our consolidated financial statements in Part II, Item 8.

NORTHROP GRUMMAN CORPORATION

GLOSSARY OF PROGRAMS

Listed below are brief descriptions of the programs discussed in Segment Operating Results of this Form 10-K.

Program Name	Program Description

Advanced Extremely High Frequency (AEHF)	Provide the communication payload for the nation’s next generation military strategic and tactical satellite relay systems that will deliver survivable, protected communications to U.S. forces and selected allies worldwide.

African Contingency Operations Training Assistance (ACOTA)	Provide peacekeeping training to militaries in African nations via the Department of State. The program is designed to improve the ability of African governments to respond quickly to crises by providing selected militaries with the training and equipment required to execute humanitarian or peace support operations.

Airborne and Maritime/Fixed Stations Joint Tactical Radio Systems (AMF JTRS)	AMF JTRS will develop a communications capability that includes two software-defined, multifunction radio form factors for use by the U.S. Department of Defense and potential use by the U.S. Department of Homeland Security. Northrop Grumman has the responsibility for leading the Joint Tactical Radio (JTR) integrated product team and co-development of the JTR small airborne (JTR-SA) hardware and software. The company will also provide common JTR software for two JTR form factors, wideband power amplifiers, and the use of Northrop Grumman’s Advanced Communications Test Center in San Diego as the integration and test site for the JTR-SA radio, waveforms and ancillaries.

Armed Forces Health Longitudinal Technology Application (AHLTA)	An enterprise-wide medical and dental clinical information system that provides secure online access to health records.

B-2 Stealth Bomber	Maintain strategic, long-range multi-role bomber with war- fighting capability that combines long range, large payload, all-aspect stealth, and near-precision weapons in one aircraft.

B-52 Sustainment	B-52 ALQ-155, ALQ-122, ALT-16, ALT-32 and ALR-20 Power Management Systems are legacy electronic countermeasures systems protecting the B-52 over a wideband frequency range. The program provides design and test products to resolve obsolescence and maintainability issues using modern digital receiver/exciter designs.

Battlefield Airborne Communications Node (BACN)	Install the BACN system in three Bombardier BD-700 Global Express aircraft for immediate fielding and install the BACN system into two Global Hawk Block 20 unmanned aerial vehicles.

Broad Area Maritime Surveillance (BAMS) Unmanned Aircraft System	A maritime derivative of the Global Hawk that provides persistent maritime Intelligence, Surveillance, and Reconnaissance (ISR) data collection and dissemination capability to the Maritime Patrol and Reconnaissance Force.

Cobra Judy	The Cobra Judy Replacement program will replace the current U.S. Naval Ship (USNS) Observation Island and its aged AN/SPQ-11 Cobra Judy ballistic missile tracking radar. Northrop Grumman will provide the S-band phased-array radar for use in technical data collection against ballistic missiles in flight.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description

Counter Narco-Terrorism Program Office (CNTPO)	Counter Narco Terrorism Program Office provides support to the U.S. Government, coalition partners, and host nations in Technology Development and Application Support; Training; Operations and Logistics Support; and Professional and Executive Support. The program provides equipment and services to research, develop, upgrade, install, fabricate, test, deploy, operate, train, maintain, and support new and existing federal Government platforms, systems, subsystems, items, and host- nation support initiatives.

C-20	Contractor Logistics Services (CLS) contract supporting the U.S. Air Force, Army, Navy and Marine Corps C-20 aircraft including depot maintenance, contractor operational and maintained base supply, flight line maintenance and field team support at multiple Main Operating Bases (MOBs), located in the United States and overseas.

Distributed Common Ground System-Army (DCGS-A) Mobile Basic	DCGS-A Mobile Basic is the Army’s latest in a series of DCGS-A systems designed to access and ingest multiple data types from a wide variety of intelligence sensors, sources and databases. This new system will also deliver greater operational and logistical advantages over the currently-fielded DCGS-A Version 3 and the nine ISR programs it replaces.

E-2 Hawkeye	The U.S. Navy’s airborne battle management command and control mission system platform providing airborne early warning detection, identification, tracking, targeting, and communication capabilities. The company is developing the next generation capability including radar, mission computer, vehicle, and other system enhancements, to support the U.S Naval Battle Groups and Joint Forces, called the E-2D. The U.S, Navy approved Milestone C for Low Rate Initial Production.

EA-6B	The EA-6B (Prowler) primary mission is to jam enemy radar and communications, thereby preventing them from directing hostile surface-to-air missiles at assets the Prowler protects. When equipped with the improved ALQ-218 receiver and the next generation ICAP III ( Increased Capability) Airborne Electronic Attack (AEA) suite the Prowler is able to provide rapid detection, precise classification, and highly accurate geolocation of electronic emissions and counter modern, frequency-hopping radars. A derivative/variant of the EA-6B ICAP III mission system is also being incorporated into the F/A- 18 platform and designated the EA-18G.

EA-18G	The EA-18G is the replacement platform for the EA6B Prowler, which is currently the armed services’ only offensive tactical radar jamming aircraft. The Increased Capability (ICAP) III mission system capability, developed for the EA-6B Prowler, will be in incorporated into an F/A-18 platform (designated the EA-18G).

F/A-18	Produce the center and aft fuselage sections, twin vertical stabilizers, and integrate all associated subsystems for the F/A-18 Hornet strike fighters.

F-35 Lightning II	Design, integration, and/or development of the center fuselage and weapons bay, communications, navigations, identification subsystem, systems engineering, and mission systems software as well as provide ground and flight test support, modeling, simulation activities, and training courseware.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description

Flats Sequencing System (FSS) / Postal Automation	Build systems for the U.S. Postal Service designed to further automate the flat mail stream, which includes large envelopes, catalogs and magazines.

Force XXI Battle Brigade and Below (FBCB2)	Install in Army vehicles a system of computer hardware and software that forms a wireless, tactical Internet for near-real- time situational awareness and command and control on the battlefield.

Global Hawk High-Altitude Long-Endurance (HALE) Systems	Provide the Global Hawk HALE unmanned aerial system for use in the global war on terror and has a central role in Intelligence, Reconnaissance, and Surveillance supporting operations in Afghanistan and Iraq.

Global Linguist Solutions (GLS)	Provide interpretation, translation and linguist services in support of Operation Iraqi Freedom.

Ground/Air Task Oriented Radar (G/ATOR)	A development program to provide the next generation ground based multi-mission radar for the USMC. Provides Short Range Air Defense, Air Defense Surveillance, Ground Weapon Location and Air Traffic Control. Replaces five existing USMC single- mission radars.

Guardrail Common Sensor System IDIQ (GRCS-I)	Sole source IDIQ contract which will encompass efforts for the upgrade and modernization of the current field Guardrail systems.

Hunter Contractor Logistics Support (CLS)	Operate, maintain, train and sustain the multi-mission Hunter Unmanned Aerial System in addition to deploying Hunter support teams.

Inertial Navigation Programs	Consists of a wide variety of products across land, sea and space that address the customers’ needs for precise knowledge of position, velocity, attitude, and heading. These applications include platforms, such as the F-16, satellites and ground vehicles as well as for sensors such as radar, MP-RTIP, and EO/IR pods. Many inertial applications require integration with GPS to provide a very high level of precision and long term stability.

Integrated Battle Command System (IBCS)	The Integrated Air & Missile Defense, Battle Command System (IBCS) component concept provides for a common battle management, command, control, communications, computers and intelligence capability with integrated fire control hardware/software product design, integration, and development that supports initial operational capability of the Joint Integrated Air and Missile Defense Increment 2.

Intercontinental Ballistic Missile (ICBM)	Maintain readiness of the nation’s ICBM weapon system.

Joint Base Operations Support (JBOSC)	Provides all infrastructure support needed for launch and base operations at the NASA Spaceport.

Joint National Integration Center Research and Development Contract (JRDC)	Support the development and application of modeling and simulation, wargaming, test and analytic tools for air and missile defense.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description

Joint Warfighting Center Support (JWFC)	Provide non-personal general and technical support to the USJFCOM Joint Force Trainer / Joint Warfighting Center to ensure the successful worldwide execution of the Joint Training and Transformation missions.

KC-10	Contractor Logistics Services (CLS) contract supporting the U.S. Air Force KC-10 tanker fleet including depot maintenance, supply chain management, maintenance and management at locations in the United States and worldwide.

Kinetic Energy Interceptor (KEI)	Develop mobile missile-defense system with the unique capability to destroy a hostile missile during its boost, ascent or midcourse phase of flight. This program was terminated for the U.S. government’s convenience in 2009.

Large Aircraft Infrared Countermeasures (LAIRCM)	Infrared countermeasures systems for C-17 and C-130 aircraft. The IDIQ contract will further allow for the purchase of LAIRCM hardware for foreign military sales and other government agencies.

LITENING targeting pod system (LITENING)	A self-contained, multi-sensor weapon aiming system that enables fighter pilots to detect, acquire, auto-track and identify targets for highly accurate delivery of both conventional and precision-guided weapons.

Long Endurance Multi-Intelligence Vehicle (LEMV)	Contract awarded by the U.S. Army Space and Missile Defense Command for the development, fabrication, integration, certification and performance of one LEMV system. It is a state- of-the-art, lighter-than-air airship designed to provide ground troops with persistent surveillance. Development and demonstration of the first airship is scheduled to be completed December 2011. The contract also includes options for two additional airships and in-country support.

MESA Radar Product	The Multi-role Electronically Scanned Array (MESA) Radar product line provides an Advanced AESA Radar for AEW&C mission on a Boeing 737 Aircraft. This product is currently under contract with three international customers.

National Level Exercise 2009 (NLE)	Provide program management and the necessary technical expertise to assist the FEMA National Exercise Division with planning, conducting and evaluating the FY09 Tier 1 National Level Exercise (NLE 09).

National Polar-orbiting Operational Environmental Satellite System (NPOESS)	Design, develop, integrate, test, and operate an integrated system comprised of two satellites with mission sensors and associated ground elements for providing global and regional weather and environmental data. This program was restructured in 2010.

Navy Unmanned Combat Air System Operational Assessment (N-UCAS)	Navy development/demonstration contract that will design, build and test two demonstration vehicles that will conduct a carrier demonstration.

Nevada Test Site (NTS)	Manage and operate the Nevada Test Site facility and provide infrastructure support, including management of the nuclear explosives safety team, support of hazardous chemical spill testing, emergency response training and conventional weapons testing.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description

New York City Wireless Network (NYCWiN)	Provide New York City’s broadband public- safety wireless network.

Saudi Arabian National Guard Modernization and Training (SANG)	Provide military training, logistics and support services to modernize the Saudi Arabian National Guard’s capabilities to unilaterally execute and sustain military operations.

Space Based Infrared System (SBIRS)	Space-based surveillance systems for missile warning, missile defense, battlespace characterization and technical intelligence. SBIRS will meet United Stated infrared space surveillance needs through the next 2-3 decades.

Trailer Mounted Support System (TMSS)	Trailer Mounted Support System is a key part of the Army’s SICPS Program providing workspace, power distribution, lighting, environmental conditioning (heating and cooling) tables and a common grounding system for commanders and staff at all echelons.

Transformational Satellite Communication System (TSAT) – Risk Reduction and System Definition (RR&SD)	Design, develop, brassboard and demonstrate key technologies to reduce risk in the TSAT space element and perform additional risk mitigation activities. This program was terminated in 2009.

Vehicular Intercommunications Systems (VIS)	Provide clear and noise-free communications between crew members inside combat vehicles and externally over as many as six combat net radios for the U.S. Army. The active noise- reduction features of VIS provide significant improvement in speech intelligibility, hearing protection, and vehicle crew performance.

Virginia IT Outsource (VITA)	Provide high-level IT consulting, IT infrastructure and services to Virginia state and local agencies including data center, help desk, desktop, network, applications and cross- functional services.